Exhibit 10.4
LEASE AGREEMENT
     THIS LEASE AGREEMENT (this “Lease”) is made as of the 7th day of May, 2007, by and between GP ROCK ONE, L.L.C., a Rhode Island limited liability company (“Landlord”) and NOVAVAX, INC., a Delaware corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord owns that certain improved real property known as Lot 4, Block A in The Johns Hopkins Belward Research Campus Subdivision, Montgomery County, Maryland (the “Land”), on which is constructed a building (the “Building”) containing approximately 51,181 rentable square feet located at 9920 Belward Drive, Rockville, Maryland 20850 (the Land and the Building being collectively referred to herein as the “Premises”); and
     WHEREAS, prior to the date hereof, Landlord leased all of the Premises to HUMAN GENOME SCIENCES, INC., a Delaware corporation (“HGS”) pursuant to the terms of a certain Lease Agreement dated December 19, 2000, as amended by a certain First Amendment to Lease dated March 23, 2001 (collectively, the “HGS Lease”), and, in turn, HGS subleased all of the Premises to Tenant pursuant to the terms of a certain Sublease dated October 6, 2006 (“Sublease”) by and between HGS, as sublandlord, and Tenant, as subtenant; and
     WHEREAS, on or about the date of this Lease (i) Landlord and HGS have terminated the HGS Lease, (ii) HGS and Tenant have terminated the Sublease, and (iii) Landlord and Tenant have agreed to enter into a direct lease upon the terms and conditions set forth below, including, without limitation, the terms set forth in the Lease Addendum of even date herewith, attached hereto as Exhibit A, and incorporated by reference herein.

     NOW, THEREFORE, in consideration of the rents, covenants and agreements herein contained, Landlord does hereby lease and demise the Premises unto Tenant and Tenant hereby takes and leases the Premises from Landlord on the terms and conditions herein contained.
     1. Lease Term and Lease Year.
          A. Lease Term. The term of this Lease (the “Lease Term”) shall commence on the Initial Delivery Date (as defined below) (the “Lease Commencement Date”) and, unless otherwise set forth herein, shall expire on the last day of the month which is six (6) years following the Full Delivery Date (as defined below), except that if the Full Delivery Date is not the first day of a calendar month, then the Lease Term shall expire on the last day of the sixth (6th) year following the first day of the first full month following the Full Delivery Date (the “Lease Expiration Date”). The “Initial Delivery Date” shall mean the later of the third (3rd) business day following satisfaction of the contingencies described in paragraph 31 below or the date upon which the Initial Delivery Areas are “Delivered” (as defined below) in accordance with subparagraph 4A. The “Full Delivery Date” shall be the third (3rd) business day following “Delivery” (as defined below) of the balance of the Premises other than the “Select Areas” (as defined below). Tenant shall have the option to extend the Lease Term in accordance with the provisions of paragraph 26 below. “Delivery”, “Deliver” and “Delivered” shall mean the date on which all obligations of Landlord pursuant to this Lease have been met under paragraph 4 with respect to the Initial Delivery Areas, the Lab Areas and the Select Areas, as applicable.
          B. Lease Year. The term “Lease Year” shall mean each twelve (12) month period commencing on the first day of the first full month following the Full Delivery Date. The first Lease Year shall also include the number of days between the Full Delivery Date and the last day of the month in which the Full Delivery Date occurs.

          C. Certificate of Commencement. Within ten (10) days following the date the Initial Delivery Areas (as defined below) of the Premises have been Delivered to Tenant, the parties shall execute a certificate in the form attached hereto as Exhibit B certifying as to the Lease Commencement Date and the Initial Delivery Date, which are one and the same. Within ten (10) days following the date the remainder of the Premises (other than the Select Areas) has been Delivered to Tenant, the parties shall execute a certificate in the form attached hereto as Exhibit C certifying as to the Full Delivery Date and the Lease Expiration Date. Additionally, within ten (10) days following the Delivery of each portion of the Lab Areas and the Select Areas, as the case may be, to the Tenant, the parties shall execute a certificate in the form attached hereto as Exhibit D certifying as to the date of the respective Deliveries. All such certificates shall be attached hereto and incorporated by reference herein. [As of the date of this Lease (i) the Initial Delivery Date and the Lease Commencement Date are January 1, 2007, as set forth in the attached Exhibit B, (ii) the Full Delivery Date is January 18, 2007 and Lease Expiration Date is January 31, 2013, as set forth in the attached Exhibit C, and (iii) the dates of Deliveries of the remainder of the Premises, also known as the Select Areas are March 1, 2007, as set forth in the attached Exhibit D.]
     2. Rent.
          A. Preliminary Term Rent. From the Initial Delivery Date through the day immediately preceding the Full Delivery Date (the “Preliminary Term”), Tenant shall pay to Landlord “Tenant’s Proportionate Share” (as defined below) of the Additional Rent (as defined in subparagraph 2D below). Tenant’s Proportionate Share of the Additional Rent shall be the percentage arrived at by dividing the number of square feet of rentable area of the Premises as has been Delivered to Tenant by 51,181 square feet (the “Tenant’s Proportionate Share”). Tenant’s

Proportionate Share shall be adjusted on a monthly basis (as of the first day of each calendar month) as areas of the Premises are delivered to Tenant. All amounts due by Tenant to Landlord during the Preliminary Term shall be paid within ten (10) days following Tenant’s receipt of a bill therefor from Landlord. [As of the date of this Lease, Tenant’s Proportionate Share is one hundred percent (100%).]
          B. Base Rent. Subject to the rent abatement provisions of the last sentence of this subparagraph and subparagraph 4C of this Lease, commencing on the Full Delivery Date, Tenant shall pay to Landlord Base Rent for the first Lease Year of One Million One Hundred Seventy-Seven Thousand One Hundred Sixty-Three and No/100 Dollars ($1,177,163.00), payable in equal monthly installments of Ninety Eight Thousand Ninety-Six and 92/100 Dollars ($98,096.92), the first such installment being due on the Full Delivery Date (provided that if the Full Delivery Date is a day other than the first day of a month, Base Rent for the month in which the Full Delivery Date occurs shall be adjusted on the basis of a 30-day month) and the remaining installments being payable, in advance, without notice, demand, deduction or set-off, on the first day of each and every calendar month thereafter during the Lease Term. Notwithstanding the foregoing provisions of this subparagraph, (i) Base Rent (but not Additional Rent) for the first six (6) months following the Full Delivery Date (“Abatement Period”) shall be abated by an amount equal to fifty percent (50%) thereof and shall be payable in monthly installments of Forty-Nine Thousand Forty-Eight and 46/100 Dollars ($49,048.46), and (ii) after the Abatement Period, Tenant shall be responsible for the full Base Rent; provided, however, no Base Rent shall be due and payable for the Select Areas until the date(s) each Select Area is Delivered to Tenant, with the Base Rent to be adjusted to reflect Delivery of Select Areas on the first day of each calendar month to reflect a prior month’s Delivery of part or all of the Select Areas. [As of the date of this Lease all Select Areas have been Delivered to Tenant and Tenant’s Abatement Period ends on July 18, 2007.]
          C. Increases in Base Rent. Commencing on February l, 2008, and continuing on the first day of February in each succeeding year thereafter during the Lease Term, the Base Rent payable by Tenant shall be increased by an amount equal to 2.125% multiplied by the Base Rent (as adjusted pursuant to this subparagraph) payable during the last month of the immediately preceding Lease Year.
          D. Additional Rent. On and after the Full Delivery Date, Tenant shall pay to Landlord, as additional rent, an amount equal to (i) all amounts payable by Landlord with respect to (a) that certain Declaration of Covenants, Easements and Restrictions (Protective Covenants) dated September 24, 1997, and recorded among the Land Records of Montgomery County, Maryland in Liber 15181 at folio 74 (the “Protective Covenants”) a copy of which is attached hereto and made a part hereof as Exhibit E, (b) that certain Declaration of Covenants, Conditions, Easement and Restrictions for The Johns Hopkins University Belward Research Campus dated September 24, 1997, and recorded among the Land Records of Montgomery County, Maryland in Liber 15181 at folio 84 (the “Declaration”) a copy of which is attached hereto and made a part hereof as Exhibit F, and (c) that certain Easement Agreement dated February 28, 2001, and recorded among the Land Records of Montgomery County, Maryland in Liber 18918 at folio 448 (the “Easement Agreement”), a copy of which is attached hereto and made a part hereof as Exhibit G, and (ii) all other amounts payable by Tenant as set forth in this Lease, including, without limitation, the Lease Addendum (such amounts are sometimes individually and collectively referred to as “Additional Rent”). If any such amounts are payable by Landlord on a monthly basis, Tenant shall likewise pay to Landlord such Additional Rent (upon presentation of an invoice for same or delivery of notice of such recurring charges), on a monthly basis, in addition to and on the same dates as the monthly installments of Base Rent. Any Additional Rent not paid monthly shall be payable by Tenant to Landlord within ten (10) days after receipt of a bill therefor from Landlord. Landlord shall furnish Tenant with copies of statements setting forth the amount due from Tenant.
          E. Payment of Rent. Base Rent and Additional Rent (hereinafter collectively “Rent”) shall be payable to Landlord, c/o Human Genome Sciences, Inc., 14200 Shady Grove Road, Rockville, MD 20850, Attention; Chief Financial Officer, or to such other address as Landlord may from time to time specify.
          F. Late Charges. Tenant shall pay to Landlord an amount equal to five percent (5%) of any Rent not received by Landlord within five (5) days after such payment is due as compensation to Landlord for its costs and inconvenience incurred as a consequence of Tenant’s delinquency. Additionally, except as provided in subparagraph 8A of this Lease, all payments required hereunder from Tenant which are not paid within five (5) days of the due date shall bear interest from the date due until paid at an annual rate equal to the greater of (i) two percent (2%) per annum in excess of the prime rate of interest published from time to time in the Wall Street Journal Eastern Edition or (ii) twelve percent (12%) per annum. In no event, however, shall the charges permitted hereunder or elsewhere in this Lease, to the extent they are considered to be interest under applicable law, exceed the maximum lawful rate of interest.
     3. Security Deposit.
          A. Concurrent with the Initial Delivery Date, Tenant has paid to Landlord a security deposit of Ninety-Eight Thousand Ninety-Six Dollars and Ninety-Two Cents ($98,096.92) (payable in cash or, as and to the extent set forth in subparagraph B below, in the form of a letter of credit reasonably acceptable to Landlord) (the “Security Deposit”).

          B. In lieu of depositing cash as the Security Deposit, Tenant shall have the right to deliver to Landlord an unconditional, irrevocable, standby letter of credit in the amount of the cash Security Deposit otherwise required hereunder, which letter of credit shall (i) be in a form reasonably acceptable to Landlord, (ii) be issued by a financial institution selected by Tenant and reasonably acceptable to Landlord, (iii) be for the benefit of Landlord, (iv) be payable by draft sight in a location reasonably acceptable to Landlord upon presentation of a certification signed by an officer of Landlord which states that an event of default has occurred under this Lease, and (v) be payable in the event such letter of credit is not renewed on or before the date which is thirty (30) days prior to its expiration. Any amounts of cash drawn on a letter of credit Security Deposit will thereafter be treated as a cash Security Deposit hereunder.
          C. Tenant shall have the right at any time during the Lease Term upon thirty (30) days’ prior written notice to Landlord (i) to replace a cash Security Deposit with a letter of credit which complies with all the above terms of, or (ii) to replace a letter of credit Security Deposit with a corresponding amount of cash or another letter of credit which complies with all the terms set forth above.
          D. If Tenant fails to pay Rent when required or fails to perform any other covenant contained herein following any notice and cure period provided herein, Landlord may use or retain all or any part of the Security Deposit for the payment of any sum not so paid, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default. If any portion of the Security Deposit is so applied or used, then Tenant shall, within five (5) business days after the effective date of written notice thereof, deposit an additional amount with Landlord sufficient to restore said Security Deposit to the amount set forth above, or replenish the letter of credit to the amount required hereunder, and Tenant’s failure to do so shall constitute a default under this Lease.
          E. If Tenant has performed all of its monetary and other obligations hereunder (including, but not limited to (i) radiological decommissioning of all laboratory and/or manufacturing suites within the Premises in accordance with all applicable governmental requirements to the satisfaction of all applicable governmental authorities (hereinafter referred to as “Decommissioning”), to the satisfaction of Landlord; and (ii) decontamination of all “Hazardous Substances” (as defined in the Lease Addendum), Biologics (as hereinafter defined) and all other potentially hazardous biological materials in, on or about the Premises, other than with respect to Hazardous Substances referred to in subparagraph 20D below, in accordance with the requirements of all applicable governmental authorities and to the reasonable satisfaction of Landlord as demonstrated by an environmental audit, satisfactory to Landlord in its reasonable discretion, performed at Tenant’s cost (“Decontamination”) at the termination of this Lease, Landlord shall return said Security Deposit or letter of credit to Tenant within sixty (60) days after termination of this Lease, less any amounts required to restore the Premises to good condition and repair, reasonable wear and tear and damage caused by casualty and condemnation excepted, including repairing any damage resulting from the removal by Tenant of its Alterations (as defined below), trade fixtures or equipment.
     4. Delivery and Acceptance of Lease Premises.
          A. Upon satisfaction of the contingencies described in paragraph 31 below, the office, laboratory and administrative portions of the Premises shown on Exhibit H attached hereto and made a part hereof (collectively, the “Initial Delivery Areas”) shall be Delivered to Tenant in the following condition: professionally cleaned and with all base building systems servicing the

Premises in good repair and working order, and in a condition that will enable Tenant to obtain maintenance contracts from contractors reasonably acceptable to Tenant and Landlord for commercially reasonable prices covering such systems. In all other respects, the Initial Delivery Areas are to be Delivered and subleased on an “AS IS, WHERE IS BASIS.” Tenant understands and agrees that the laboratory suites which are part of the Initial Delivery Areas are subject to a license issued by the State of Maryland for the handling and use of radioactive materials (“License”); Landlord represents that it has requested that the License be amended to release such laboratory areas thereby eliminating the requirement that the Landlord pursue and complete Decommissioning with respect thereto, and such License amendment or Decommissioning, as the case may be, shall be a condition precedent to Delivery of the initial Delivery Areas.
          B. Except for the Select Areas and the Initial Delivery Areas, the balance of the Premises, as depicted and listed on Exhibit I and as depicted and listed on Schedule 1-A and 1-B (individually and collectively, the “Lab Areas”) shall be Delivered by Landlord in the same condition as required of the Initial Delivery Areas and in accordance with the schedule attached hereto and made a part hereof as Exhibit I. In all other respects, the Lab Areas are to be Delivered and subleased on an “AS IS, WHERE IS BASIS.” Each date on which a portion of the Lab Areas has been Delivered shall be a “Lab Premises Delivery Date”. A Lab Premises Delivery Date may be extended for a Force Majeure event (as defined in the Lease Addendum) or for completion of any required environmental clean-up. Tenant understands and agrees that the laboratory suites which are part of the Lab Areas are subject to the License; Landlord covenants that on or before December 22, 2006, it will request that the License be amended to release such laboratory areas thereby eliminating the requirement that the Landlord pursue and complete Decommissioning with respect thereto, and such License amendment or Decommissioning, as the case may be, shall be a condition precedent to

Delivery to each portion of the Lab Areas. [As of the date of this Lease all Lab Areas have been Delivered to Tenant and the aforesaid condition precedent (Landlord’s amendment of license or Decommissioning) has been satisfied.]
          C. Those portions of the Premises labeled as areas B129L, B140L, B263L, B280L, B281 and B282 on Exhibit J (the “Select Areas”) shall be Delivered to Tenant within three (3) business days following Landlord’s completion of all environmental remediation and Decommissioning activities (which Landlord agrees to pursue in a timely manner and with all commercially reasonable due diligence) and delivery to Tenant of copies of written evidence of acceptance of the completion of said environmental remediation and Decommissioning (with respect to the Select Areas and, if applicable, the other laboratory suites in the Premises which have not otherwise been removed from the License) by the appropriate governmental authorities. The Select Areas shall be Delivered in the same condition as required of the Lab Areas and shall be Delivered in stages as Landlord’s work is completed within each of the Select Areas. If any portion of the Selected Areas is not Delivered by the applicable date set forth in Exhibit J, Tenant shall provide written notice to Landlord of such failure to Deliver and notwithstanding anything to the contrary contained herein, Landlord shall have ninety (90) days after such notice to cure (“Cure Period”) such failure to Deliver; and in the event any portion of the Select Areas is not Delivered by the expiration of the Cure Period, then, in addition to the Base Rent for such non-Delivered Select Areas not commencing pursuant to subparagraph 2B hereof Base Rent for the remainder of the Premises shall be reduced by an amount equal to one hundred fifty percent (150%) of the daily rent applicable to such non-Delivered Select Areas for each day following the Cure Period that such portion of the Select Areas has not been Delivered, such daily rent to be calculated on the basis of a 30-day month at the then applicable Base Rent for the entire Premises multiplied by a fraction, the numerator of which shall be the square footage of the non-Delivered Select Areas and the denominator of which shall be 51,181. [All Select Areas as of the date of this Lease have been timely Delivered.]
          D. Except as specifically set forth in this subparagraph 4D herein and except for the work to be performed by Landlord pursuant to subparagraphs 4A, B and C above, Tenant acknowledges that no warranties or representations concerning the condition, quality, or adequacy of the Premises have been made to Tenant about the Premises. Landlord represents and warrants to Tenant that (i) to the best of its knowledge, the Premises were constructed in compliance with all requirements of the Americans with Disabilities Act (“ADA”), (ii) as of the Lease Commencement Date, the Premises were in material compliance with all requirements of the ADA, (iii) to the best of Landlord’s knowledge, as of the Lease Commencement Date, the Premises were in material compliance with all governmental requirements, and (iv) Tenant is permitted to use the Premises for its intended use for biological and pharmaceutical laboratories, research, development and manufacturing and associated administrative uses under all applicable laws and regulations, including, but not limited to applicable zoning laws and regulations.
          E. Other than as provided in subparagraph 4C, from and after the Full Delivery Date, Tenant shall be solely responsible for the operation, maintenance and repair of the Premises in accordance with the terms of this Lease.
          F. Intentionally Omitted.
     5. Lease Addendum. The Lease Addendum attached hereto as Exhibit A and made a part hereof contains certain material and substantive terms and conditions of this Lease. Any reference to “this Lease” or “the Lease” shall include the terms and conditions of the Lease Addendum as if the same were fully set forth herein.

     6. Assignment and Subletting.
          A. Except as provided in subparagraphs 6B and 6C below, Tenant shall have no right to sublet all or any part of the Premises nor shall Tenant have any right to assign or encumber this Lease, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, but shall be subject to the conditions set forth in subparagraphs 6D and 6E below. No such assignment or subletting shall release or relieve Tenant from any obligations under this Lease.
          B. Subject to satisfaction of the conditions set forth in subparagraphs 6D and 6E below, but notwithstanding anything else to the contrary contained in subparagraph 6A, Tenant may assign the Lease or sublet the Premises for any of the then remaining portion of the unexpired Lease Term without Landlord’s consent except as hereafter expressly provided in (d) below, but with prior written notice to Landlord: (i) to any parent, Affiliate (as hereinafter defined) or subsidiary of Tenant, (ii) to a surviving person or entity in connection with the merger, consolidation or acquisition between Tenant and any of its subsidiaries so long as the Tenant’s parent as of the date of this Lease retains management control of the Tenant, or (iii) to the purchaser of all or substantially all of Tenant’s assets or all of Tenant’s outstanding stock; provided, however, that in the event of any such assignment or sublease: (a) Tenant to which the Premises were initially leased shall continue to remain liable on the Lease for the performance of all terms; (b) Tenant shall not be in default of any of the terms or provisions of the Lease beyond any applicable notice and cure period(s); (c) any such sublessee or assignee shall assume in writing, in a form acceptable to Landlord, all of Tenant’s obligations arising under this Lease; and (d) Tenant and the proposed sublessee or assignee shall demonstrate to Landlord’s reasonable satisfaction sublessee’s or assignee’s creditworthiness and financial capacity to meet all subsequent financial obligations arising under the Lease. Any of the permitted transfers hereinabove provided shall be permitted by transfer of stock or any other ownership interests by Tenant or any parent of Tenant. “Affiliate” shall mean any entity which is under common control with, controls or is controlled by the Tenant.
          C. Notwithstanding anything to the contrary contained herein, including, but not limited to, subparagraph 6D below, no public offering of Tenant’s (or its parent’s) stock or other ownership interests or the transfer of the stock or other ownership interests of Tenant or its parent on a national securities exchange shall be deemed an assignment in violation of the Lease.
          D. Notwithstanding the foregoing, if at the time of the proposed assignment or subletting, Landlord is a real estate investment trust (“REIT”) or is owned by an entity that is a REIT (“Landlord’s REIT Entity”), then:
               (i) in the event the income generated by the proposed assignee or subtenant would jeopardize Landlord’s REIT status or Landlord’s REIT Entity’s status, as a real estate investment trust within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986 (“REIT Status”) or cause Landlord or Landlord’s REIT Entity to be in receipt of income that does not constitute “rent from real property” within the meaning of Section 856(d) of the Code, Tenant shall be required to obtain Landlord’s prior written consent, which consent may be given or denied in Landlord’s sole and absolute discretion; provided, however, in the event Tenant is unable to determine whether the proposed assignment or sublease could jeopardize the Landlord’s REIT Entity’s REIT Status, Tenant shall have the right to deliver a notice to Landlord, complying with each of the requirements of subparagraph 6D(ii) hereof, requesting that Landlord make such determination. Landlord shall notify tenant within five (5) business days after Landlord receives such notice and such other information as Landlord may reasonably require whether such assignment or sublease could jeopardize the Landlord’s REIT Entity’s REIT Status or cause Landlord or

Landlord’s REIT Entity to be in receipt of income that does not constitute “rent from real property” within the meaning of Section 856(d) of the Code.
               (ii) In the event Landlord’s consent is required pursuant to this subparagraph 6D(i) hereof, Tenant shall first notify Landlord of its desire to assign its interest in this Lease or sublet the Premises and shall submit in writing to Landlord (the “Transfer Notice”); (a) the size and location of the space Tenant proposes to assign or sublet; (b) the name of the proposed assignee or subtenant; (c) the date on which the Tenant proposes that the transfer be effective, which shall not be earlier than the date which is ninety (90) days after the Transfer Notice (d) the nature of the proposed assignee’s or subtenant’s business to be carried on in the Premises; (e) the terms and provisions of the proposed sublease or assignment; (f) such reasonable financial information as Landlord may request concerning the proposed assignee or subtenant, and (g) such other information as Landlord may reasonably require.
          E. Any proposed sublease or assignment shall meet the following requirements in addition to any other requirements set forth above:
               (i) Landlord shall be provided with at least ninety (90) days written notice prior to the effective date of any proposed assignment, subletting or other transfer;
               (ii) Any proposed assignee, sublessee or other transferee shall assume, in a written instrument reasonably acceptable to Landlord, all of the obligations of Tenant hereunder;
               (iii) Any proposed assignee, sublessee or other transferee shall use the Premises for the purposes set forth in Article 2 of the Lease Addendum;
               (iv) Tenant shall in no way be released from any of its obligations under this Lease; and

               (v) Tenant shall reimburse Landlord for legal fees and expenses reasonably incurred by Landlord in connection with such approval, and the drafting and preparation of appropriate documentation effectuating the assignment, subletting or other transfer.
     7. Default by Tenant; Remedies.
          A. If (i) default be made in the payment of Rent or any additional charge payable hereunder by Tenant, and such default shall continue for five (5) days after written notice of default, or (ii) default be made in any of the other covenants or conditions herein contained on the part of Tenant and such default shall continue for twenty (20) days after written notice thereof shall have been given to Tenant, (except that such 20-day period shall be automatically extended for an additional period of time reasonably necessary to cure such default, if such default cannot be cured within such first 20-day period and provided Tenant commences the process of curing such default within said first 20-day period and continuously and diligently pursues such cure to completion), or (iii) Tenant shall become insolvent or bankrupt or makes an assignment for the benefit of creditors, or (iv) a receiver or trustee of Tenant’s property shall be appointed and such receiver or trustee, as the case may be, shall not be discharged within sixty (60) days after such appointment, then in any such case, Landlord may, without further notice to Tenant, notice being hereby waived, terminate Tenant’s tenancy and recover possession of and reenter the Premises without accepting a surrender of the Premises or affecting Tenant’s liability for past Rent and other charges due or future rent and other charges to accrue hereunder. In the event of any such default, Landlord shall be entitled to recover from Tenant, in addition to Rent and other charges equivalent to rent, all other damages sustained by Landlord on account of the breach of this Lease, including, but not limited to, the costs, expenses and attorney fees incurred by Landlord in enforcing the terms and provisions hereof and in reentering and recovering possession of the Premises and for the cost of repairs, alterations and brokerage and attorney fees connected with the re-letting of the Premises, but excluding consequential or incidental damages other than out-of-pocket expenses incurred by Landlord and delineated herein. As an alternative, at the election of Landlord, Landlord shall have the right to accept a surrender of the Premises (without the need for any affirmative act or acquiescence by Tenant), without any further rights or obligations on the part of Landlord or Tenant (other than Tenant’s obligation for Rent and other charges due and owing through the date of acceptance of surrender), so that Landlord may re-let the Premises without any right on the part of Tenant to any credit or payment resulting from any re-letting of the Premises. Alternatively, at the option of the Landlord, if Tenant’s tenancy is so terminated, Landlord may recover forthwith against Tenant as damages for loss of the bargain and not as a penalty an aggregate sum, which at the time of such termination of Tenant’s tenancy, represents the amount of the excess, if any, of the value of the whole balance of Rent, charges and all other sums payable hereunder for the entire balance of the term of this Lease herein reserved or agreed to be paid by Tenant, over the then current fair market rental value of the Premises (including “triple net” charges), such difference to be discounted to net present value at the rate of eight percent (8%) per annum. In case of a default under this Lease, Landlord may, in addition to terminating Tenant’s tenancy and/or accepting a surrender, or in lieu thereof, pursue such other remedy or combination of remedies and recover such other damages for breach of tenancy and/or contract as available at law or otherwise.
          B. In addition to the other remedies provided to each party under this Lease, each party is entitled to all other remedies provided at law or in equity, including without limitation, to the extent permitted by applicable law, injunctive relief in case of the violation, or attempted or threatened violation, of any of the terms of this Lease, or to a decree compelling specific performance of the terms of this Lease. No right or remedy of either party under this Lease is intended to be exclusive of any other right or remedy. Each right and remedy of each party is cumulative and may be exercised in addition to all other rights or remedies under this Lease, or now or hereafter existing at law, in equity or by statute. The terms of this paragraph 7 shall survive termination or expiration of the Lease.
     8. Hold Harmless and Indemnities.
          A. From Tenant. To the fullest extent permitted by law, Tenant agrees to exonerate, save harmless, protect and indemnify Landlord and its shareholders, officers, employees and agents from and against any and all losses, damages, claims, suit, actions, judgments and costs (including reasonable attorneys’ fees incurred in defending against any of the foregoing) to the extent caused by the negligence or acts or omissions of, or use of the Premises by Tenant, its agents, officers, invitees, employees or contractors. Tenant does hereby indemnify and hold harmless Landlord from and against any loss, claim damages or expenses, (including reasonable attorney’s fees) which Landlord may suffer, incur or expend arising out of any failure on the part of Tenant to fully perform its obligations hereunder. Tenant shall reimburse and compensate Landlord for, as Additional Rent, all expenditures made by, or damages, fines or costs (including reasonable attorney’s fees) sustained or incurred by Landlord due to non-performance of, non-compliance with, or breach of, or failure by Tenant to observe, any term, covenant or condition of this Lease on Tenant’s part to be kept, observed, performed or complied with together with interest from the date any such amounts are paid by Landlord, with interest at the lesser of twelve percent (12%) per annum or the maximum lawful rate.
          B. From Landlord. To the fullest extent permitted by law, Landlord agrees to exonerate, save harmless, protect and indemnify Tenant and its shareholders, officers, employees and agents from and against any and all losses, damages, claims, suit, actions, judgments and costs

(including reasonable attorneys’ fees incurred in defending against any of the foregoing) to the extent caused by the negligence of Landlord with respect to acts or omissions occurring before the Delivery of the entirety of the Premises, including all Select Areas (“Completed Delivery Date”) or the gross negligence of the Landlord from and after the Completed Delivery Date or willful misconduct of the Landlord, its agents, officers, invitees, employees or contractors, provided, however, that Landlord shall in no event be liable to Tenant for any consequential damages, lost profits, loss of business or loss of product. [The Completed Delivery Date is March 1, 2007.]
          C. Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives to the extent each is actually insured against the same any and all rights of recovery, claim, action or cause-of action against the other for any loss or damage that may occur to the Premises, or any improvements thereto, or any property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and covenants that no insurer shall hold any right of subrogation against such other party.
     9. Landlord’s Access to the Premises. Tenant agrees that it will allow the Landlord, its agents or employees to enter the Premises at all reasonable times and upon reasonable prior written notice (except in an emergency when no notice shall be required) to examine, inspect or protect the same or to prevent damage or injury to the same or to make such alterations and repairs to the Premises as the Landlord may deem necessary to comply with this Lease. Notwithstanding the foregoing, except in the event of an emergency, Tenant may require that Landlord be accompanied by a representative of Tenant during entry into certain portions of the Premises.

     10. Survival. The provisions of paragraphs 3E, 5 (which shall include the applicable provisions of the Lease Addendum), 7, 8, 11, 10, 12, 13, 16, 17, 20C, 20D, 20E, 23, 27 and 30 of this Lease and Tenant’s liability for all amounts due under this Lease shall survive the termination of this Lease.
     11. Landlord’s Exclusions of Liability. Neither the Landlord, nor any of its shareholders, officers, employees or agents, shall be liable for (i) loss or damage to any property of Tenant, or of any entity within Tenant’s control, from any cause whatsoever other than such loss or damage arising from Landlord’s negligence prior to the Completed Delivery Date or gross negligence on or after the Completed Delivery Date or willful misconduct, (ii) any damage referred to in clause (i) caused by other occupants or tenants of The Johns Hopkins University Belward Research Campus or by construction, reconstruction or repair by Landlord or anyone acting on Landlord’s behalf or with Landlord’s authority, or (iii) any latent defect in the Premises or The Johns Hopkins University Belward Research Campus; and Tenant shall not be entitled to any compensation for any of the above, or abatement of Rent or to any release from any of Tenant’s obligations under this Lease, provided, however, that nothing herein provided shall preclude Tenant from seeking the recovery of any actual damages (but not consequential damages, lost profits, loss of business or loss of product) arising from Landlord’s negligence or gross negligence, as the case may be, as hereinabove provided, willful misconduct or breach of any express representation or warranty set forth in this Lease.
     12. Notices. Any notices or demands required or permitted to be given hereunder shall be given to Landlord or Tenant, respectively, by (i) prepaid certified mail, return receipt requested, or (ii) nationally recognized overnight delivery service. Notice shall be given to the parties at the addresses set forth below, or at such other address as either party shall designate by written notice to the other, and shall be effective the next business day if sent by overnight delivery service, or four
(4) business days after mailing by certified mail.
To Landlord:	Human Genome Sciences, Inc. 14200 Shady Grove Road Rockville, Maryland 20850 Attention: Timothy C. Barabe Senior Vice President and Chief Financial Officer E-mail: Tim_Barabe@hgsi.com

With a copy to:	James H. Davis, Esquire Executive Vice President, General Counsel Human Genome Sciences, Inc. 14200 Shady Grove Road Rockville, Maryland 20850 E-mail: Jim_Davis@hgsi.com

To Tenant:	Novavax, Inc. 9920 Belward Drive Rockville, Maryland 20850 Attention: Chief Financial Officer

With a copy to:	Novavax, Inc. 9920 Belward Drive Rockville, Maryland 20850 Attention: General Counsel
     13. Broker. Landlord and Tenant represent to the other that no broker or agent other than Stream Realty Partners, L.P, and Scheer Partners, Inc. (“Brokers”) are entitled to a commission or brokerage fee in connection with the Sublease and this Lease. Landlord shall be responsible to pay all commissions or brokerage fees due to the Brokers pursuant to separate agreement(s) between Landlord and Brokers. Each party agrees to indemnify and hold the other harmless from and against any claim for any commissions, fees or other form of compensation by any other broker claiming through the indemnifying party, including, without limitation, any and all claims, causes of action, damages, costs and expenses (including attorneys’ fees), associated therewith. The provisions of this paragraph shall survive the termination of this Lease.
     14. Condemnation.
          A. If more than twenty-five percent (25%) of the Premises is taken or condemned for a temporary or permanent public or quasi-public use (“Condemnation”), this Lease shall terminate at the option of Landlord by notice delivered to Tenant within thirty (30) days of the Condemnation and Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term and shall not be entitled to any part of any award which may be made or to any damages therefor, except that the Rent shall be adjusted as of the date of such termination. Tenant may make a separate claim against the condemning authority for damages allowed by law provided that any such award shall not reduce the amount otherwise payable to Landlord. Landlord has no obligation to restore the Premises as a result of any condemnation or exercise of eminent domain. In the event of a Condemnation which does not result in the termination of this Lease, Landlord and Tenant shall agree to an equitable abatement of the Rent in proportion to the value of the Premises condemned.
          B. If less than twenty-five percent (25%) of the Premises is subject to a Condemnation and/or no election has been made by Landlord to terminate this Lease, and subject to Landlord’s lender making available to the Landlord award proceeds relating to such Condemnation for the purpose of restoration of the Premises, then Landlord shall promptly commence and diligently pursue restoration of the remainder of the Premises.
          C. In the event of a condemnation which renders the Premises substantially unfit for Tenant’s then current use of same for offices, laboratory and/or manufacturing purposes, as the case may be (“Functional Utility”), and either the Landlord shall have determined that Functional

Utility cannot be restored within one hundred eighty days (180) of such condemnation (“Condemnation Restoration Period”), or if in fact Functional Utility is not restored within the Condemnation Restoration Period, Tenant shall have the right to elect to terminate the Lease upon delivery of written notice to Landlord. In the event Tenant exercises its right to terminate the Lease in accordance with this subparagraph 14B, Rent (subject to such equitable abatement as shall have previously been agreed to by the parties pursuant to subparagraph 14A, above) shall be adjusted as of the date of such termination.
     15. Damage by Fire or Other Casualty.
          A. If more than twenty-five percent (25%) of the Premises shall be damaged by fire or other casualty, Landlord may, at its option, terminate this Lease, in which case all obligations of the parties shall be adjusted as of the date of such termination. Except as provided in the immediately preceding sentence or in subparagraph 15B hereof, no damage or destruction of the Premises shall be grounds for termination of this Lease or relieve Tenant from its obligations arising hereunder, including, without limitation the Tenant’s obligations to pay Rent. If Landlord has not terminated this Lease, Tenant shall, at Tenant’s sole cost and expense be responsible for repairing and restoring all of the licensed FF&E (as defined below), all of Tenant’s improvements, and for replacing any equipment and trade fixtures of Tenant located in the Premises.
          B. If less than twenty-five percent (25%) of the Premises shall be damaged by fire or other casualty and/or there is no election to terminate this Lease in accordance with the terms hereof, and subject to Landlord (i) obtaining approval of its mortgagee and (ii) thereafter advancing such insurance proceeds to the Landlord, the Landlord will promptly commence and diligently pursue restoration and repair of the Premises.

          C. Other than with respect to a casualty caused by Tenant, its agents, employees or invitees, in the event of a casualty which renders the Premises substantially unfit for Tenant’s then current use of same for offices, laboratory and/or manufacturing purposes, as the case may be, and either the Landlord shall have determined that Functional Utility cannot be restored within one hundred eighty (180) days of such casualty (“Casualty Restoration Period”), or if in fact Functional Utility is not restored within the Casualty Restoration Period, Tenant shall have the right to elect to terminate the Lease upon delivery of written notice to Landlord. In the event Tenant shall have the right to terminate the Lease in accordance with this subparagraph 15B, Rent shall be adjusted as of the date of such Tenant termination.
     16. Entire Agreement. This Lease contains the entire agreement between the parties relating to the Premises and cannot be modified or terminated except by written instrument signed by the parties hereto. No representations, understandings or agreements have been made or relied upon in the making of this Lease other than those specifically set forth herein.
     17. Waiver of Jury Trial. Landlord and Tenant waive trial by jury in any proceeding or any matter in any way connected to this Lease.
     18. Intentionally Omitted.
     19. Rules and Regulations. Tenant will comply with all rules and regulations contained in the Lease and/or which may be hereafter promulgated by Landlord, and shall comply with all of the terms and provisions contained in the Protective Covenants, the Declaration and the Easement Agreement. Landlord has no obligation to assure that other tenants and invitees of The Johns Hopkins University Belward Research Campus comply with any of the foregoing.

     20. Hazardous Substances.
          A. Except for the work required to be performed by Landlord pursuant to subparagraph 4C above and except as specifically set forth in this Lease, Landlord makes no warranties or representations of any type regarding (i) the environmental condition of the Premises or The Johns Hopkins University Belward Research Campus, or (ii) the presence or absence therein or thereon of any Hazardous Substances. Landlord represents to Tenant that neither Landlord, nor its agents, employees or contractors has used, handled or manufactured within the Premises any penicillins or cephalosporins.
          B. Landlord acknowledges that Tenant will be using, storing or generating the Hazardous Substances listed on Exhibit K-1 and the potentially hazardous biological materials identified in Exhibit K-2 (“Biologics”). Tenant agrees that all such Hazardous Substances, Biologics and all other potentially hazardous biological materials brought onto the Premises by or for the Tenant will be stored, used, generated and disposed of in strict compliance with all applicable laws, rules, regulations and ordinances of any governmental or quasi-governmental authority having jurisdiction over the Premises. Tenant shall obtain, at Tenant’s sole cost, all permits required by governmental authorities for the storage, use and generation of Hazardous Substances, Biologics and all other potentially hazardous biological materials used in, on or about the Premises, Tenant shall update Exhibits K-1 and K-2 on August 1 and February 1 of each year during the Lease Term, as the same may be extended.
          C. Tenant agrees to indemnify, defend and hold harmless Landlord and its employees, agents, successors and assigns, from and against any and all damage, claim, liability, or loss, including reasonable attorneys’ and other fees, arising out of or in any way connected to Tenant’s generation, treatment, storage or disposal of Hazardous Substances, Biologics and all other potentially hazardous biological material. Such duty of indemnification shall include, but not be limited to damage, liability or loss pursuant to all federal, state and local environmental laws, rules and ordinances, strict liability and common law.
          D. Landlord agrees to indemnify, defend and hold harmless Tenant, its employees, agents, successors and assigns, from and against any and all damage, claim, liability, or loss, including reasonable attorneys’ and other fees, arising out of or in any way connected to the generation, treatment, storage or disposal of Hazardous Substances by Landlord, its employees, agents, contractors or invitees in, on or near the Premises prior to the Full Delivery Date, except for any Hazardous Substances introduced by Tenant after the Initial Delivery Date. Such duty of indemnification shall include, but not be limited to damage, liability or loss pursuant to all federal, state and local environmental laws, rules and ordinances, strict liability and common law.
          E. Each party agrees to promptly notify the other of any disposal of Hazardous Substances in, on or near the Premises, or any discovery of Hazardous Substances on or near the Premises, or of any notice by a governmental authority or private party alleging or suggesting that a disposal of Hazardous Substances on or near the Premises may have occurred.
          F. Tenant agrees to promptly notify the Landlord of any notice by a governmental authority or private party alleging or suggesting that an impermissible disposal of Biologies or any other potentially hazardous biological materials on or near the Premises may have occurred.
     21. Insurance. Tenant, at its sole cost and expense, shall maintain insurance as required under Article 6 of the Lease Addendum, and, in addition, prior to the commencement of any manufacturing activities on, in or about the Premises Tenant shall obtain and thereafter maintain an environmental insurance policy in an amount and insuring such risks as shall be commercially reasonable with respect to Tenant’s use and occupancy of the Premises. Tenant shall insure the FF&E (as hereinafter defined) for its full replacement value. Tenant shall include Landlord as an additional insured and loss payee on all such insurance required to be maintained by Tenant. Evidence of such insurance shall be furnished to Landlord prior to the Initial Delivery Date, with respect to the Initial Delivery Areas, the Full Delivery Date with respect to the Lab Areas and within three (3) business days after Delivery of each of the Select Areas, and shall be satisfactory to the Landlord in its reasonable discretion. Not less frequently than annually during each Lease Year, Tenant shall provide Landlord with evidence, reasonably satisfactory to Landlord, that all insurance required of Tenant hereunder remains in full force and effect.
     22. Subordination. Subject to delivery of a non-disturbance agreement in a form reasonably acceptable to Tenant, this Lease is subject and subordinate to all ground or underlying leases and to all mortgages and/or deeds of trust which may now or hereafter affect this Lease or the Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee, trustee or ground lessor. In confirmation of such subordination, Tenant shall, at the request of Landlord or any party secured by any such mortgage, deed of trust or ground lease, promptly execute, acknowledge and deliver an instrument that has for its purpose and effect the subordination of this Lease, provided the same contains non-disturbance language materially the same as set forth in Schedule 3 to this Lease. Tenant hereby constitutes and appoints Landlord the Tenant’s attorney-in-fact to execute any such certificate or certificates referenced in this paragraph 22 for and on behalf of the Tenant, provided the same contains non-disturbance language materially the same as the SNDA referred to in subparagraph 31B of this Lease, in the event the Tenant fails or refuses within five (5) business days following a written request to execute a Lease subordination agreement in said form. Landlord represents and warrants that to the best of its actual knowledge, that there are no ground or underlying leases or mortgages or deeds of trust affecting the Premises as of the date hereof, and Landlord further represents and warrants that there are no mortgages, security interests or subleases affecting the Landlord’s interests in the FF&E or this Lease as of the date hereof.
     23. Holding Over. If Tenant shall hold over after the expiration of the term of this Lease, Tenant shall become a tenant by the month, and, during Tenant’s period of unauthorized occupancy, Tenant shall be liable for, and shall pay to Landlord, 250% of the monthly installment of Base Rent then in effect for the month immediately prior to the expiration of the Lease Term, and the amount of any Additional Rent payable by Tenant pursuant to the terms of this Lease. In addition, Tenant shall be liable for, and shall promptly reimburse Landlord for all costs incurred by Landlord in connection with Tenant’s holding over to the extent not otherwise recoverable under the preceding sentence. If Landlord shall desire to regain possession of the Premises promptly at the expiration of the Lease Term, as the same may have been extended, then at any time prior to Landlord’s acceptance of Rent from Tenant as a monthly tenant hereunder, Landlord, at its option may, forthwith re-enter and take possession of the Premises without process, or by any applicable legal process. For purposes of this paragraph 23, the Tenant shall be deemed to have held over beyond the expiration of the Term of this Lease if the Tenant has not completed all requisite Decommissioning in conjunction with any governmental licenses issued to Tenant in connection with its use and occupancy of the Premises and all Decontamination as provided in subparagraph 3E hereof.
     24. Americans With Disabilities Act. From and after the Initial Delivery Date, Tenant shall be responsible for compliance with the Americans with Disabilities Act of 1990, as the same may be amended, relating to Tenant’s use or occupancy of the Premises.

     25. Representations. Landlord and Tenant each acknowledge that their respective officers executing this Lease have been duly authorized to do so and to bind their respective company.
     26. Renewal Options. Provided Tenant is not in default under this Lease beyond any applicable notice and cure period, Tenant has the option to renew the Lease Term for two (2) additional periods of three (3) years each and a third option to renew the Lease Term until March 30, 2021, each option exercisable upon not less than nine (9) months prior written notice to Landlord given prior to the expiration of the initial Lease Term or the then applicable extension period, whichever is applicable. If this Lease is so renewed, the Base Rent for each extension period shall continue to increase by 2.125% as set forth in subparagraph 2C above. All other terms and provisions of this Lease shall govern each extension period, except that upon each such extension Tenant shall have one (1) less option to extend the Lease Term. Notwithstanding the foregoing, if Tenant is then in default under the provisions of this Lease beyond any applicable notice and cure period at what would have been the commencement date of the then applicable extension period, or if Tenant fails to timely give its notice to extend the Lease Term, Tenant’s option to renew shall be null and void and of no further force or effect.
     27. Signage. Tenant may install, affix or use any signs or other advertising or identifying media to the exterior of the Building or within the Premises; provided that: (i) such signage does not materially adversely affect the structural integrity of the Premises; (ii) any and all signs and other advertising or identifying media installed, affixed or used by Tenant upon the Premises shall comply with any and all governmental laws, regulations, ordinances and rules and all recorded restrictions and covenants; and (iii) Tenant shall prior to the scheduled termination of this Lease or within thirty (30) days after the earlier termination of this Lease cause all such signage to be removed and shall restore the Premises to its condition prior to installation of such signage and repair any damage to the Premises caused by such removal.
     28. Counterparts; Telefacsimile Execution. This Lease may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Lease by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Lease. Any party delivering an executed counterpart of this Lease by telefacsimile shall also deliver a manually executed counterpart of this Lease, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Lease.
     29. Parking. The parking area of the Premises consists of 134 parking spaces, and Tenant shall have use of all of such spaces.
     30. License to Use Furniture, Fixtures and Equipment. During the Lease Term and in the absence of a default under the Lease beyond any applicable notice and cure period, Tenant shall have a license to use the furniture, fixtures and equipment (“FF&E”) owned by Landlord and located within the Premises, which FF&E is listed on Exhibit L attached hereto and made a part hereof. Tenant shall, at Tenant’s sole cost and expense, keep the FF&E in the same order and condition as on the Lease Commencement Date, and shall repair and maintain the FF&E. Unless the license to use all or part of the FF&E is revoked by Landlord prior to the Lease Expiration Date, as a result of a Tenant default under this Lease beyond any applicable notice and cure period, Tenant shall return all FF&E to Landlord at the expiration or earlier termination of this Lease in the same order and condition it was in at the Lease Commencement Date, reasonable wear and tear and loss or damage by casualty or condemnation (provided Landlord has received insurance or condemnation proceeds relating to same) excepted.
     31. Intentionally Omitted.
     32. Capitalized Terms. Except as defined herein, capitalized terms used herein shall bear the same meaning ascribed to them in the Lease Addendum.
     33. Time of the Essence. Time is of the essence of each provision of this Lease.
     34. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.
     35. Governing Law. The terms of this Lease shall be governed in accordance with the laws of the State of Maryland.
     36. Interpretation. If any provision of this Lease or application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The captions, headings and titles, if any, in this Lease are solely for convenience of reference and shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Any words or phrases in this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Lease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Lease, unless otherwise expressly provided. All terms and words used in this Lease, regardless of the number or gender, in which they are used, shall be deemed to include any other number and other gender as the context may require. The word “person” as used in this Lease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity. References to paragraphs and subparagraphs shall mean the paragraphs and subparagraphs of this Lease unless the context clearly requires otherwise.
     37. Recitals, Exhibits and Schedules. The recitals set forth above, and the Exhibits and Schedules attached hereto, are material and substantive parts of this Lease and are incorporated herein by this reference.
     38. Binding Effect. The covenants, agreements and obligations set forth in the Lease and the Lease Addendum, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties here to and their respective personal representatives, heirs, successors and assigns (but in the case of assigns only to the extent that assignment is permitted hereunder). No third party, other than such successors and assigns, shall be entitled to enforce any or all of the terms of this Lease or Lease Addendum or shall have rights hereunder or thereunder whatsoever.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

Landlord: GP ROCK ONE, L.L.C.
	By:	HUMAN GENOME SCIENCES, INC.,
its sole Member

/s/ Illegible	By:	/s/ Barry Labinger		(SEAL)
Witness/Attest		Name:	Barry Labinger
		Title:	Executive VP & CCO

Tenant: NOVAVAX, INC.
/s/ Illegible	By:	/s/ Rahul Singhvi		(SEAL)
Witness/Attest		Name:	Rahul Singhvi
		Title:	President & CEO

EXHIBITS AND SCHEDULES
Exhibits
A —	Lease Addendum

B —	Certificate re: Commencement Date

C —	Certificate re: Full Delivery Date and Expiration Date

D —	Certificate re: Lab Area and Select Area Delivery

E —	Declaration of Covenants, Easements and Restrictions (Protective Covenants)

F —	Declaration of Covenants, Conditions, Easement and Restrictions

G —	Easement Agreement

H —	Initial Delivery Areas Description

I —	Lab Areas Description

J —	Select Areas Description

K-l —	Hazardous Substances

K-2 —	Biologics

L —	FF&E

M —	Intentionally Omitted
Schedules
1-A	Select Areas

1-B	Initial Delivery Areas

2	Intentionally Omitted

3	Non-Disturbance

EXHIBIT A
LEASE ADDENDUM
     THIS LEASE ADDENDUM is dated as of even date with, and is attached to and made part of, that certain Lease Agreement dated of even date by and between GP ROCK ONE, L.L.C., a Rhode Island limited liability company, as Landlord, and NOVAVAX, INC., a Delaware corporation, as Tenant, regarding those certain Premises located at 9920 Belward Drive, Rockville, Maryland 20850, as more fully described in the said Lease Agreement. References in the Lease or in this Lease Addendum to “this Lease” or “the Lease” shall be deemed to include the terms and conditions of this Lease Addendum.
Article 1. Taxes. Throughout the term of this Lease and any extension, Tenant shall pay, as Additional Rent, all taxes, charges and assessments, general and special, ordinary and extraordinary, of every nature and kind whatsoever, and all water rates and sewage or sewer use charges levied, assessed or imposed upon the Premises or any portion thereof, whether such tax, rate, charge or assessment shall be for village, town, county, state, federal or any other purpose whatsoever, Tenant hereby covenanting to pay taxes and assessments upon the real estate as well as upon the improvements thereon and the personal property used in connection with the operation of the Premises (collectively, the “Taxes” and separately, a “Tax”), but only to the extent the Taxes arise during and relate to the term of this Lease. Such Taxes shall include, without limitation, all general real property taxes and general, special and area-wide assessments, charges, fees, assessments for transit, police, fire or other governmental services or purported benefits to the Premises, service payments in lieu of or in addition to real estate taxes, and any tax, fee or excise on the act of entering into this Lease or on the use or occupancy of the Premises or any part thereof or on the rent payable under this Lease or in connection with the business of renting the Premises (other than Landlord’s income and/or franchise taxes), that may be now or may hereafter be levied or assessed against the Premises or Landlord by the United States of America, the State of Maryland, Montgomery County, or any political subdivision, public corporation, district or other political or public entity. Should any governmental agency or political subdivision impose any taxes and/or assessments, whether or not now customary or within the contemplation of the parties hereto, either by way of substitution for taxes and assessments presently levied and assessed against the real estate as well as the improvements thereon, or in addition thereto, including, without limitation, any taxes based upon the rentals received by Landlord hereunder (other than an income or franchise tax), such taxes and/or assessments shall be deemed to constitute a Tax for the purpose of this Article 1 and shall be paid by Tenant. Taxes payable by Tenant hereunder shall also include reasonable costs, disbursements and legal fees of Landlord incurred in connection with proceedings to contest, determine or reduce any such taxes, charges or assessments; provided that, so long as Tenant is not in default under this Lease, Landlord shall not commence any such contest or proceeding without the consent of Tenant, which consent shall not be unreasonably withheld. Tenant shall furnish to Landlord a receipted tax bill and other satisfactory evidence of the payment of such taxes, assessments and charges within ten (10) days after the same are due and payable. Tenant’s obligations under this Article 1 shall survive the expiration or earlier termination of the Lease. Landlord shall promptly upon its receipt furnish Tenant with copies of all proposed assessments and final bills for all Taxes.

Exhibit A; page -1-
Lease Addendum

          1.1. Escrow for Taxes. If required by Landlord’s mortgagee at any time after a default by Tenant in the payment of Base Rent, taxes or any other monetary obligation under this Lease, Tenant thereafter shall pay all Taxes accruing during the term hereof to Landlord in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by Landlord’s mortgagee. Upon receipt of all statements for Taxes due for a calendar year, Landlord shall submit to Tenant a written statement of the actual amount of the Taxes for such year and the amount, if any, then paid by Tenant. If the total amount paid by Tenant under this Article 1.1 for any year shall be more or less than the actual amount due from Tenant for such year, as shown in such statement, either Tenant shall pay to Landlord the shortfall within ten days after receipt of the statement or such excess shall be credited against the next installment of Taxes due from Tenant to Landlord hereunder, as the case may be. All amounts due hereunder shall be payable to Landlord at the place where the rental is payable and shall be held in an interest bearing account for the benefit of Tenant with a financial institution designated by Landlord’s mortgagee. A copy of a Tax bill submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of Taxes levied, assessed or imposed against the Premises to which such bill relates. Landlord’s and Tenant’s obligations under this Section shall survive the expiration of the Lease Term. In the event of any default by Tenant hereunder, any such deposits may be used by Landlord to cure the default, but Landlord shall be under no obligation to do so and Tenant shall have no authority to direct Landlord to apply such deposits against any obligation of Tenant hereunder.
          1.2. Right to Contest. Tenant may contest in good faith by appropriate proceedings at its own expense any Taxes provided that Tenant shall first have paid such Taxes or, if the payment of such Taxes is to be postponed during the contest, shall have furnished Landlord with a bond of a surety company reasonably satisfactory to Landlord in an amount equal to, or shall have deposited with any bank or trust company of Landlord’s selection in the State wherein the Premises are located to hold such deposit and apply the same as hereinafter provided, the amount of the Taxes so contested, together with such additional sums as may reasonably be required to pay interest or penalties accrued or to accrue on any such Taxes. Nothing contained herein, however, shall release Tenant of the obligation to pay and discharge contested Taxes as finally adjudicated, with interest and penalties, and all other charges directed to be paid in or by any such adjudication. Any such contest or legal proceeding shall be begun by Tenant as soon as reasonably possible after the imposition of any contested Taxes and shall be prosecuted to final adjudication with all reasonable promptness and dispatch; provided, however, that Tenant may in its discretion consolidate any proceeding to obtain a reduction in the assessed valuation of the Premises for tax purposes relating to any tax year with any similar proceeding or proceedings relating to one or more other tax years. Notwithstanding anything contained herein to the contrary, Tenant shall pay all such contested items before the time when the Premises or any part thereof might be forfeited as a result of nonpayment.
          1.3. Landlord’s Cooperation. Landlord shall join in any proceedings referred to in Article 1.2 and hereby agrees that the same may be brought in its name, if the provisions of any law, rule or regulation at the time in effect shall so require. Tenant shall indemnify and save Landlord harmless from any liabilities, losses, or expenses (including reasonable attorneys fees) in connection with any such proceedings in which Landlord shall join or permit to be brought in its name. So long as Tenant is not in default under any term or condition of this Lease, (i) Tenant shall be entitled to any refund of any Taxes, and all penalties or interest thereon received by Landlord which shall have

Exhibit A; page -2-
Lease Addendum

been paid by Tenant, or which shall have been paid by Landlord but previously reimbursed in full by Tenant and (ii) Landlord shall not, without Tenant’s prior written approval (which shall not be unreasonably withheld), agree to any settlement, compromise or other disposition of any such proceedings or discontinue or withdraw from any such proceedings or accept any refund of any Taxes as a result of any such proceedings.
Article 2. Use of Premises. Tenant shall not use or allow the Premises to be used for any improper or unlawful purpose or for any purpose which could violate any recorded covenant or restriction affecting the Premises. Tenant shall not cause or maintain or permit any nuisance or commit or suffer the commission of any waste in, on or about the Premises. Tenant may install on the Premises such trade fixtures and equipment as Tenant deems necessary for its business activities; provided that the installation and use of all such trade fixtures and equipment shall be in compliance with any and all applicable governmental laws, rules, regulations and ordinances and no such trade fixture or equipment shall be affixed to the exterior of the Building or in any manner which affects the roof or structural components of the Building without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Title thereto shall remain in Tenant, even though such equipment may be affixed to the Premises. On termination of this Lease, the removal of such property is governed by Article 9 of this Lease Addendum. Except for as represented by Landlord in the Lease, Tenant acknowledges and agrees that it has made its own independent investigation to confirm that the Tenant’s use of the Premises for office and laboratory operations will comply with all applicable covenants and restrictions and all applicable governmental codes, rules and regulations in effect as of the execution of this Lease. Notwithstanding the foregoing, Tenant may plan, design, construct, supervise and maintain upon the roof and/or the exterior of the Building any antennas, satellite dishes and similar communications facilities, provided that the same (i) do not impair the structural integrity of the Building, (ii) does not void or impair any roof warranty for the Building that has been provided in writing to Tenant, and (iii) complies with all applicable governmental codes, ordinances, rules, regulations and laws. Any such facility which shall be so installed or erected shall, unless and until Tenant shall remove the same, be maintained by Tenant at Tenant’s own cost and expense and any damage to the Premises caused by the removal thereof shall be repaired, at Tenant’s expense, upon the expiration or earlier termination of the term of this Lease.
Article 3. Repairs/Operating Expenses. Throughout the Lease Term, Tenant shall keep the Premises in good condition and repair and be responsible for all costs of operating the Premises and all maintenance, repairs and replacements to the Premises, structural and nonstructural, ordinary or extraordinary, foreseen or unforeseen, including, but not limited to, all structural repairs and replacements to the foundation, exterior and/or load bearing walls, roof, and mechanical systems of the Premises and all landscaping, sidewalks and parking areas contained in or about the Premises, and all common area and easement expenses and assessments, including, but not limited to, all assessments imposed on the Premises under the covenants and restrictions for the Johns Hopkins Belward Campus Biotechnology Park and/or any easement agreement appurtenant to the Premises. Tenant shall pay any and all such assessments and charges as and when due and shall make all such repairs and replacements as may be necessary to maintain the Premises in a condition consistent with other first class office/laboratory (and if altered in accordance with Article 5 of this Addendum, biomedical manufacturing) buildings located in the State of Maryland, provided that Tenant shall not

Exhibit A; page -3-
Lease Addendum

be required to provide or install upgraded building improvements of a scope or quality greater than the scope and quality of the original Building. Tenant shall keep the Premises in a clean, safe, sanitary and tenantable condition in a manner compatible with its intended use, shall not permit any garbage, waste, refuse or dirt of any kind to accumulate in or about the Premises, shall keep all drives, parking areas, entrances and pedestrian walkways reasonably free from snow and ice and shall make any repairs, replacements or improvements which may be required by any laws, rules, regulations, ordinances or orders of any federal, state, local or other governmental authority having jurisdiction over the Premises. Tenant shall further use all reasonable precaution to prevent waste, damage or injury to the Premises. Notwithstanding the foregoing, Tenant shall not be required to replace any component of the Improvements during the last twelve (12) months of the Lease term (including any extension options which have been exercised by the Tenant); provided that Tenant shall maintain the Improvements and surrender the Improvements and all building systems at the end of the term of this Lease in good operating condition.
Article 4. Utilities. Throughout the term hereof, Tenant shall be responsible for and shall promptly pay as and when due all charges for heat, water, gas, electricity and sanitary sewer charges, as well as any charges for any other utility used or consumed in, on or upon the Premises. Tenant shall at all times keep the Premises sufficiently heated so as to prevent freezing and deterioration thereof and/or of the equipment and facilities contained therein.
Article 5. Alterations. Except as otherwise expressly provided in this Article 5, Tenant shall not make or suffer to be made, any alterations, additions or improvements to the Premises (each an “Alteration” and collectively, the “Alterations”), in excess of One Hundred Thousand Dollars ($100,000.00) for any single Alteration, or in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate for all Alterations within a twelve (12) month period or which affect the structural or mechanical components of the Premises in, on or to the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; Landlord’s consent to any Alterations for which Landlord’s consent is required hereunder shall be contingent upon Tenant agreeing to the following minimum conditions:
          5.1. Cost. Tenant shall pay or cause to be paid the entire cost of the Alterations;
          5.2. Plans. Plans and specifications for all Alterations shall be submitted to Landlord for prior written approval, which approval shall not be unreasonably withheld;
          5.3. Liens. Tenant shall take all necessary steps to prevent the imposition of liens against the Premises as a result of the Alterations;
          5.4. Indemnity. Tenant shall agree to hold Landlord harmless from all claims, losses, liabilities, damages, and expenses (including reasonable attorneys, fees) resulting from any Alterations; and
          5.5. Permits. Tenant shall obtain and pay for all necessary permits and shall comply with all applicable governmental requirements and insurance rating bureau recommendations.

Exhibit A; page -4-
Lease Addendum

Notwithstanding the foregoing, in the event that Novavax desires to convert a portion of the Premises for use as biomedical manufacturing facilities, any alterations in connection therewith shall be subject only to the requirements of subsections 5.1 through 5.5.
Provided that Landlord incurs no additional responsibility, cost or liability for the removal and/or restoration of any Alterations made by Tenant, during the Lease Term, Tenant shall have the right to remove, modify and/or relocate any and all existing Alterations made by Tenant and fixtures and equipment owned by Tenant provided that (i) Tenant repairs any damage caused by such removal and (ii) the Premises shall be delivered to Landlord in good repair and working order, normal wear and tear excepted. At the termination of the Lease Term, removal of Alterations made by Tenant and fixtures and equipment owned by Tenant shall be governed by Article 9 of this Lease Addendum.
Article 6. Insurance.
          6.1. Liability Insurance. Tenant shall, during the entire term hereof, keep in full force and effect a policy of comprehensive general public liability insurance with respect to the Premises, and the business operated by Tenant in the Premises, in which the primary coverage per accident or occurrence is not less than $1,000,000 combined single limit and the umbrella coverage per accident or occurrence is not less than $10,000,000, or in such greater amounts as Landlord may reasonably determine in accordance with prudent business practices.
          6.2. Property Insurance. Tenant agrees to carry, at its expense, property insurance insuring against fire, vandalism, malicious mischief, and such other hazards as are from time to time included in a standard extended coverage endorsement, insuring the Premises in an amount equal to the full replacement value of the Premises (with an agreed amount endorsement, excluding land value, landscaping, foundation and excavation costs, and costs of underground flues, pipes and drains), together with rental interruption insurance in an amount equal to twelve (12) months fixed base rental and real estate tax payments, and insuring the betterments and improvements made by it to the Premises, and all trade fixtures, furnishings and equipment owned by Tenant and located on or within the Premises, in an amount equal to the full replacement value thereof.
          6.3. Requirements. The policies required under this Article 6.3 shall name Tenant and Landlord and any other parties in interest designated by Landlord as insureds as their respective interests may appear, and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord thirty (30) days prior written notice. Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor. The insurance shall be with carriers with a Best financial quality rating of A or better and a financial size rating of XII or better. A copy of the paid-up policies or certificates of the insurers evidencing the maintenance of such insurance policies shall be delivered to Landlord prior to commencement of the term of this Lease or Tenant’s occupancy, whichever is sooner, and, upon renewals, prior to the expiration of a coverage period. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant agrees that if

Exhibit A; page -5-
Lease Addendum

Tenant does not take out and maintain insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as additional rent.
Article 7. Intentionally Omitted.
Article 8. Right to Cure; No Waiver, Accord or Satisfaction. In addition to the parties’ respective rights and remedies under paragraph 7 of the Lease, the following provisions shall apply:
          8.1. Landlord’s Right to Cure. All covenants and agreements to be performed by the Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If the Tenant shall fail to pay any sum of money required to be paid by it hereunder, other than Rent, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue past any period of notice or cure provided under paragraph 7 of the Lease, the Landlord may, but shall not be obligated to, cure such default, without waiving or releasing the Tenant from any other default by Tenant under this Lease. All sums so paid by the Landlord and all necessary incidental costs (including reasonable attorney’s fees) incurred by Landlord in enforcing any of the terms, covenants or conditions of this Lease, or curing any default or in suing for or obtaining relief by reason of a breach thereof, together with interest on all of the foregoing at the rate set forth in subparagraph 2F of the Lease from the date of payment by the Landlord, shall be payable as Additional Rent to the Landlord on demand. Landlord shall have, in addition to any other right or remedy of the Landlord, the same rights and remedies in the event of the nonpayment thereof by the Tenant as in the case of default by the Tenant in the payment of Rent.
          8.2. Tenant’s Right To Cure. If Landlord fails to perform or observe any of the obligations on Landlord’s part to be performed or observed pursuant to this Lease, and such failure continues for thirty (30) days after written notice thereof is sent by Tenant to Landlord informing Landlord of such failure, then Landlord shall be deemed to be in default under this Lease; provided, however, that if the failure set forth in Tenant’s notice is such that it requires more than thirty (30) days to correct, Landlord shall not be deemed to be in default hereunder if Landlord: (i) promptly and diligently commences curing the failure within thirty (30) days after written notice is sent by Tenant to Landlord informing Landlord of such failure; and (ii) diligently prosecutes the cure to completion following the expiration of the original thirty (30) day period set forth herein. Upon such default by Landlord, Tenant may, in addition to any remedies available to it at law or in equity, perform the same for and on behalf of Landlord, the cost of which performance, upon the proper payment thereof, together with all interest and penalties necessarily paid in connection therewith and any and all other damages incurred by Tenant as a result of any such default, shall be paid to Tenant by Landlord upon demand, with interest thereon at the rate set forth in paragraph 7 of the Lease, from the date of each expenditure.
          8.3. Waivers. A waiver by Landlord of a breach or default by Tenant under the terms and conditions of this Lease shall not be construed to be a waiver of any subsequent breach or default nor of any other term or condition of this Lease, and the failure of Landlord to assert any breach or to declare a default by Tenant shall not be construed to constitute a waiver thereof so long as such breach or default continues unremedied.

Exhibit A; page -6-
Lease Addendum

          8.4. No Accord or Satisfaction. No receipt of money by Landlord from Tenant after the expiration or termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit.
Article 9. Termination. Upon the termination of this Lease, by expiration or otherwise, Tenant shall surrender the Premises to Landlord in as good condition and repair as when delivered by Landlord, excepting ordinary wear and tear, condemnation, damage from any cause not required to be repaired or replaced by Tenant and permitted Alterations. All Alterations and decorations made to the Premises by and paid for by Tenant, in addition to all moveable furnishings, trade fixtures and other equipment and personal property owned by Tenant, shall be removed from the Premises by Tenant at Tenant’s sole cost and expense no later than the date of termination and Tenant shall repair any and all damage caused by such removal. If the Premises are not surrendered upon the scheduled termination of this Lease as set forth herein or within fifteen (15) days after earlier termination as set forth herein, Tenant shall indemnify Landlord against all loss, liability and expense (including reasonable attorneys’ fees) resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claim made by any succeeding tenant founded on such delay (but excluding Landlord’s lost profits so long as Tenant pays the holdover Rent called for under paragraph 23 of the Lease). Tenant shall also surrender all keys to the Premises and shall inform Landlord of combinations in any locks, safes and vaults, if any, in the Premises. Notwithstanding the foregoing or anything to the contrary contained herein, if Tenant makes alterations to any portion of the Premises in accordance with the provisions of Article 5 of this Addendum in order to convert such portion to biomedical manufacturing facilities, such alterations regardless of the cost or scope shall not be required to be removed by Tenant at the end of the Term, nor shall Tenant be required to reimburse Landlord for any costs of such removal.
Article 10. Quiet Enjoyment. Landlord covenants, warrants and represents to Tenant that it has full right and power to execute and perform this Lease and to grant the estate demised herein, and Landlord further covenants that Tenant shall peaceably and quietly have, hold and enjoy the Premises and all rights, easements, appurtenances and privileges belonging or in any way appertaining thereto, during the full Term, subject to all matters of record.
Article 11. Intentionally Omitted.
Article 12. Estoppel Certificates. Landlord and Tenant agree that at any time and from time to time upon not less than ten (10) days prior request of the other, they shall execute, acknowledge and deliver to the requesting party a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, specifying the same), (b) the dates to which the rent and other charges have been paid, (c) that, so far as the party giving the estoppel knows, the other party is not in default under any provisions of this Lease (or if the party giving the estoppel knows of any such default, specifying the same) and (d) such other matters as the requesting party or its lender shall reasonably request. It is intended that any such statement may be relied upon by any person proposing to acquire Landlord’s or Tenant’s interest in this Lease or any prospective mortgagee of, or assignee of any mortgage upon, such interest.

Exhibit A; page -7-
Lease Addendum

Article 13. Non-Liability of Landlord. Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any injury or damage to any person or property in or about the Premises resulting from the Premises, or any part thereof or any equipment thereof, becoming out of repair; flooding of basements or other areas; damages caused by sprinkling devices, air conditioning apparatus, snow, frost, water leakage, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise or the bursting or leaking of pipes or plumbing fixtures; any act or neglect of other tenants or occupants or employees in the Premises; or any other thing or circumstance whatsoever concerning the Premises, whether of a like nature or of a wholly different nature unless caused by the willful misconduct or gross negligence of Landlord. All property in or about the Premises belonging to Tenant, its agents, employees or invitees shall be there at the risk of Tenant or other person only, and Landlord shall not be liable for damage thereto or theft, misappropriation or loss thereof. If Landlord shall fail to perform any covenant or condition of this Lease upon Landlord’s part to be performed and, as a consequence of such default, Tenant shall recover a money judgment against Landlord, then such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levy thereon against the right, title and interest of Landlord in the Premises and out of rents or other income from such property receivable by Landlord and any insurance or condemnation proceeds that are available for use by Landlord and Landlord shall not be personally liable for any deficiency.
Article 14. Transfer by Landlord. In the event of a sale or conveyance by Landlord of the Premises, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions herein contained which accrue after the date of transfer, and in such event Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease, provided, further, that the transferee expressly agrees in writing to assume the Landlord’s obligations. This Lease shall not be affected by any such sale or conveyance, and Tenant agrees to attorn to the purchaser or grantee, which shall be obligated on this Lease only so long as it is the owner of Landlord’s interest in and to this Lease. Landlord shall give Tenant written notice of any such transfer.
Article 15. No Liens. Without in each instance the prior written consent of Landlord, Tenant shall not directly or indirectly create or permit to be created or to remain, and will immediately discharge, any lien, encumbrance, or charge on, or pledge of, the Premises, or any part thereof, the interest of Tenant hereunder or therein, or the rent or other payments hereunder, other than: (a) this Lease; (b) any assignment, pledge, lien, encumbrance, charge, conditional sale, or title retention agreement affecting the Premises, resulting solely from (i) any action by Landlord or (ii) any liability or obligation of Landlord which Tenant is not obligated by this Lease to assume; (c) liens for Taxes not yet payable; (d) liens of mechanics, materialmen, suppliers, or vendors, or rights thereto, incurred in the ordinary course of business for sums which under the terms of the related contracts are not yet due, provided that such reserve or other appropriate provision, if any, as may be required by generally accepted accounting principles shall have been made therefor; or (e) liens created to finance Tenant’s removable trade fixtures, equipment and all other personal property. In amplification and not in limitation of the foregoing, Tenant shall not knowingly permit any portion of the Premises to be used by any person or persons or by the public, as such, at any time or times during the term of this Lease, in such manner as might tend to impair the title or interest of Landlord in the Premises, or any portion thereof, or in such manner as might make possible a claim or claims

Exhibit A; page -8-
Lease Addendum

of adverse use, adverse possession, prescription, dedication, or other similar claims of, in, to, or with respect to the Premises, or any part thereof.
Article 16. Net Lease. This Lease is intended to be and shall be an absolute “net, net, net” lease, and the Rent and all other sums payable hereunder by Tenant (all of which shall be deemed to be Additional Rent) shall be paid without notice or demand and without set-off, counterclaim, abatement, suspension, deduction, or defense except as otherwise provided in this Lease. As more particularly set forth herein, Tenant shall pay all Taxes, insurance premiums, maintenance, repair and replacement costs and expenses, utility charges and expenses, and all other costs and expenses, of whatever nature, relating in any way to the Premises and/or the operation thereof during the term of this Lease except as otherwise provided in this Lease. In addition, this Lease shall continue in full force and effect and the obligations of Tenant hereunder shall not be released, discharged, diminished, or otherwise affected by reason of any damage to or destruction of the Premises, or any part or parts thereof any partial taking; any restriction on or prevention of or interference with any use of the Premises, or any part or parts thereof, except as otherwise provided in this Lease. It is expressly understood and agreed that, except as specifically stated herein to the contrary, Landlord shall have no responsibility or obligation, whatsoever, with respect to the Premises or the condition or use thereof during the term of this Lease and shall be absolutely, without limitation, exculpated from any and all such responsibilities and/or obligations, all such responsibilities and obligations being those of Tenant.
Article 17. Environmental Covenants. Tenant shall not use the Premises for the production, sale or storage of any toxic or hazardous chemicals, wastes, materials or substances, or any pollutants or contaminants, as those terms are defined in any applicable federal, state, local or other governmental law, statute, ordinance, code, rule or regulation (“Hazardous Substances”), shall not use any Hazardous Substance in the Premises, and shall not permit any Hazardous Substance to be disposed of from, in or on the Premises, unless said Hazardous Substances are of the type normally used in the ordinary course of operating and maintaining Tenant’s office and laboratory facilities, and are stored, used and disposed of in strict accordance with all such laws, statutes, ordinances, codes, rules and regulations which are applicable to the Premises (“Environmental Regulations”). Tenant shall not permit any Hazardous Substance to be emitted, discharged, released, spilled or deposited from, in or on the Premises other than in the ordinary course of operating and maintaining Tenant’s office and laboratory facilities as may be permitted by law or applicable permit held by Tenant. Tenant shall obtain and maintain all licenses and permits, and shall maintain all material safety data sheets, with respect to such Hazardous Substances, which are required by any Environmental Regulation. Landlord shall have the right to enter the Premises to inspect the same for compliance with the provisions of this Article 17; provided that: (i) entrance to the Premises shall not be denied to Tenant; (ii) the business of Tenant shall not be interfered with unreasonably; and (iii) Landlord shall comply with Tenant’s safety and other reasonable rules governing activities within the Premises. Tenant agrees to indemnify Landlord against, and to hold Landlord harmless from, any and all claims, demands, judgments, fines, penalties, costs, damages and expenses resulting from any violation by Tenant of this Article 17 or of any Environmental Regulation, including court costs and attorneys, fees in any suit, action administrative proceeding or negotiations resulting therefrom, and including costs of remediation, clean-up and detoxification of the Premises and the environment unless caused by the willful misconduct or gross negligence of Landlord. Tenant’s obligations and

Exhibit A; page -9-
Lease Addendum

liabilities under this Article 17 shall survive the termination of this Lease.
Article 18. Modifications. Tenant agrees to execute any reasonable modification of this Lease which may be required by a lender as a condition to making a first mortgage loan on the Premises; provided that no such modification shall alter the rent or term provided herein or reduce the full economic value hereof or involve cost to Tenant.
Article 19. Intentionally Omitted.
Article 20. Force Majeure. In the event that Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of a Force Majeure event, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided that nothing contained in this Section 35 shall excuse, delay or otherwise apply to the Tenant’s obligation to pay rent or any other monetary obligation hereunder. For purposes hereof, a “Force Majeure” event shall mean delays or hindrances caused by (i) acts of God; (ii) strikes, labor disputes, labor shortages (materially worse than the current labor supply conditions in effect in October 2006) or material shortages outside of the party’s control; (iii) blackouts; (iv) acts of public enemy; (v) orders of any kind of the government of the United States or of the State of Maryland or any department, agency, political subdivision or official of either of them, or any civil or military authority; (vi) riots; (vii) epidemics disabling the labor force; (viii) landslides; (ix) earthquakes affecting the Premises; (x) fires; (xi) hurricanes and/or tornadoes; (xii) adverse weather conditions (i.e., the number of days in excess of the normal weather [rain or snow days] as defined for a thirty (30) day period by the National Weather Bureau for the Rockville, Maryland metropolitan area); (xiii) floods; (xiv) partial or entire failure of public utilities affecting the Premises; or (xiv) any other similar cause or event not reasonably within the control of party and not resulting from that party’s acts or omissions. Landlord and Tenant shall give notice to each other of the occurrence of any event of Force Majeure that may give rise to a claim for an extension of time to perform hereunder as soon as reasonably possible after the discovery by such party of such Force Majeure event. The party claiming the benefit of any such Force Majeure event shall thereafter use all reasonable diligence in attempting to overcome or lessen the impact of such Force Majeure event and shall keep the other reasonably informed of their progress in mitigating the effects of any such Force Majeure event.
Article 21. Miscellaneous.
          21.1. Costs and Attorney Fees. Upon any dispute between Landlord and Tenant under this Lease, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees, taxable costs and expenses incurred in contesting such dispute.
          21.2. Independent Covenants. The covenant to pay rent or any additional charge is hereby declared to be an independent covenant on the part of Tenant to be kept and performed, and no such Rent or charge shall be subject to any offset or deduction whatsoever.
          21.3. Emergencies. In case of emergency, if Tenant shall not be present to permit entry, Landlord or its representatives may enter the same forcibly without rendering Landlord or its

Exhibit A; page -10-
Lease Addendum

representatives liable therefor or affecting Tenant’s obligation under this Lease.
          21.4. No Agency. Nothing contained in this Lease shall be taken or construed to create any agency between Landlord and Tenant or to authorize the Tenant to do any act or thing or to make any contract so as to encumber in any manner the title of the Landlord to the Premises or to create any claim or lien upon the interest of the Landlord in the Premises.
          21.5. No Recording of Lease. Landlord and Tenant shall not record this Lease or any memorandum thereof, and Tenant shall indemnify Landlord against and hold Landlord harmless from any and all fees and/or taxes imposed by any governmental entity for or on account of the recording of this Lease or any memorandum thereof.
          21.6. Financial Statements. Tenant shall, within ninety (90) days after the end of each fiscal year of Tenant, and within thirty (30) days after receipt of written request from Landlord, provide to Landlord, for the benefit of Landlord, Landlord’s mortgagee and any prospective mortgagee or purchaser of the Premises audited financial statements of Tenant, including: (i) a balance sheet and profit and loss statement of Tenant for Tenant’s most recent fiscal year, and (ii) a detailed operating statement of the Premises for the most recent calendar year. Notwithstanding the foregoing, so long as the Tenant is a publicly traded corporation, Tenant shall only be required to provide Landlord with (a) a detailed operating statement of the Premises for the most recent calendar year, and (b) such financial information on Tenant as is made available to the public or is required to be made available to the public in compliance with all applicable securities laws governing the Tenant.

Exhibit A; page -11-
Lease Addendum

EXHIBIT B
EXECUTED
SUBLEASE LEASE COMMENCEMENT CERTIFICATE
SEE ATTACHED

Exhibit B; page -1-

SUBLEASE LEASE COMMENCEMENT CERTIFICATE
          As required under subparagraph 1C of that certain Sublease dated October 6, 2006, between Human Genome Sciences, Inc. a Delaware Corporation (“Sublandlord”) and Novavax, Inc., a Delaware corporation (“Subtenant”), the under signed parties acknowledge and confirm that the Sublease Commencement Date and the Initial Delivery Date, as those terms and defined under the Sublease, is January 1, 2007.

HUMAN GENOME SCIENCES, INC.

/s/ Beverly A. Merella	By:	/s/ Joe Morin
Witness/Attest	Name:	Joe Morin
	Title:	V.P. Engineering
	Date:	14 Dec 06

NOVAVAX, INC.

By:
Witness/Attest	Name:
Title:
Date:

SUBLEASE LEASE COMMENCEMENT CERTIFICATE
          As required under subparagraph 1C of that certain Sublease dated October 6, 2006, between Human Genome Sciences, Inc., a Delaware corporation (“Sublandlord”) and Novavax, Inc., a Delaware corporation (“Subtenant”), the undersigned parties acknowledge and confirm that the Sublease Commencement Date and the Initial Delivery Date, as those terms and defined under the Sublease, is January 1, 2007.

HUMAN GENOME SCIENCES, INC.

By:
Witness/Attest	Name:
Title:
Date:

NOVAVAX, INC.

/s/ Suzanne Rice	By:	/s/ R. Hage
Witness/Attest	Name:	R. Hage
	Title:	SVP
	Date:	1-4-07